Provident Financial Services, Inc. Declares Quarterly Cash Dividend

ISELIN, NJ, April 30, 2026 - Provident Financial Services, Inc. (NYSE:PFS) (the “Company”) Board of Directors declared a quarterly cash dividend of $0.24 per common share payable on May 29, 2026 to stockholders of record as of the close of business on May 15, 2026.
About the Company
Provident Financial Services, Inc. is the holding company for Provident Bank, a community-oriented bank offering "Commitment you can count on" since 1839. Provident Bank provides a comprehensive array of financial products and services through its network of branches throughout New Jersey, Bucks, Lehigh and Northampton counties in Pennsylvania, as well as Orange, Queens and Nassau Counties in New York. The Bank also provides fiduciary and wealth management services through its wholly owned subsidiary, Beacon Trust Company and insurance services through its wholly owned subsidiary, Provident Protection Plus, Inc.

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